UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*


                           SURETY CAPITAL CORPORATION
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    868666207
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]      Rule 13d-1(b)

         [  ]     Rule 13d-1(c)

         [  ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 868666207

--------------------------------------------------------------------------------
1.       Name Of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

         Pilgrim America Capital Corporation
         86-0670679

--------------------------------------------------------------------------------
2.       Check The Appropriate Box if a Member of a Group

         (a) [  ]          (b)  [  ]

--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization:

         Delaware

--------------------------------------------------------------------------------
                              5.  Sole Voting Power                       0
Number Of Shares              __________________________________________________
Beneficially Owned
By Each Reporting             6.  Shared Voting Power                     0
Person With:                  __________________________________________________

                              7.  Sole Dispositive Power                  0
                              __________________________________________________

                              8.  Shared Dispositive Power                0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned By Each Reporting Person

         None. Pursuant to Rule 13d-4, Pilgrim America Capital Corporation declares that the filing of this Schedule 13G shall not be deemed to be an admission by it that it is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered by this statement.

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [  ]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person

         HC
--------------------------------------------------------------------------------
                                  Page 2 of 10

CUSIP NO. 868666207

--------------------------------------------------------------------------------
1.       Name Of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

         Pilgrim Group, Inc.
         95-4516050

--------------------------------------------------------------------------------
2.       Check The Appropriate Box if a Member of a Group

         (a) [  ]          (b)  [  ]

--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization:

         Delaware

--------------------------------------------------------------------------------
                              5.  Sole Voting Power                       0
Number Of Shares              __________________________________________________
Beneficially Owned
By Each Reporting             6.  Shared Voting Power                     0
Person With:                  __________________________________________________

                              7.  Sole Dispositive Power                  0
                              __________________________________________________

                              8.  Shared Dispositive Power                0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned By Each Reporting Person

         None. Pursuant to Rule 13d-4, Pilgrim Group, Inc. declares that the filing of this Schedule 13G shall not be deemed to be an admission by it that it is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered by this statement.

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [  ]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person

         HC
--------------------------------------------------------------------------------

CUSIP NO. 868666207

--------------------------------------------------------------------------------
1.       Name Of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

         Pilgrim Investments, Inc.
         95-4516049

--------------------------------------------------------------------------------
2.       Check The Appropriate Box if a Member of a Group

         (a) [  ]          (b)  [  ]

--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization:

         Delaware

----------------------------- --------------------------------------------------
                              5.  Sole Voting Power                      0
Number Of Shares              __________________________________________________
Beneficially Owned
By Each Reporting             6.  Shared Voting Power                    0
Person With:                  __________________________________________________

                              7.  Sole Dispositive Power                 0
                              __________________________________________________

                              8.  Shared Dispositive Power         544,200

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned By Each Reporting Person

         544,200. Pursuant to Rule 13d-4, Pilgrim Investments, Inc. declares that the filing of this Schedule 13G shall not be deemed to be an admission by it that it is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered by this statement.

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [  ]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         9.46%

--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IA
--------------------------------------------------------------------------------

CUSIP NO. 868666207

--------------------------------------------------------------------------------
1.       Name Of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

         Pilgrim Bank and Thrift Fund, Inc.
         95-4020286

--------------------------------------------------------------------------------
2.       Check The Appropriate Box if a Member of a Group

         (a) [  ]          (b)  [  ]

--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization:

         Maryland

--------------------------------------------------------------------------------
                              5.  Sole Voting Power                  544,200
Number Of Shares              __________________________________________________
Beneficially Owned
By Each Reporting             6.  Shared Voting Power                     0
Person With:                  __________________________________________________

                              7.  Sole Dispositive Power                  0
                              __________________________________________________

                              8.  Shared Dispositive Power           544,200

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned By Each Reporting Person

         544,200
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [  ]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         9.46%

--------------------------------------------------------------------------------
12.      Type of Reporting Person:

         IV
--------------------------------------------------------------------------------

Item 1.

    (a)      Name of Issuer:

             Surety Capital Corporation

    (b)      Address of Issuer's Principal Executive Offices:

             1845 Precinct Line Road, Suite 100, Hurst, Texas 76054

Item 2.

    (a)      Name of Person Filing:

             Pilgrim America Capital Corporation
             Pilgrim Group, Inc.
             Pilgrim Investments, Inc.
             Pilgrim Bank and Thrift Fund, Inc.

    (b)      Address of Principal Business Offices or, if none, Residence:

             40 North Central Avenue, Suite 1200, Phoenix, Arizona 85004-4424

    (c)      Citizenship

             Not applicable

    (d)      Title of Class of Securities:

             Common Stock

    (e)      CUSIP Number:

             868666207

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

    (a) [ ] Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

    (b) [ ]  Bank as defined in Section 3(a)(6) of the Act.

    (c) [ ]  Insurance company as defined in Section 3(a)(19) of the Act.

    (d) [X] Investment company registered under Section 8 of the Investment Company Act of 1940.

    (e) [X] An investment advisor in accordance with Section
            240.13d-1(b)(1)(ii)(E).

    (f) [ ] An employee  benefit plan or endowment fund in accordance  with
            Section 240.13d-1(b)(1)(ii)(F).

    (g) [X] A parent holding  company or control person in accordance  with
            Section 240.13d-1(b)(1)(ii)(G).

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

    (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

         Items (a) through (c): See items 1 and 5-11 of the cover pages to this filing.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Pilgrim Investments, Inc., which is a registered investment adviser under Section 203 of the Investment Advisers Act, is a wholly-owned subsidiary of Pilgrim Group, Inc., which is a wholly-owned subsidiary of Pilgrim America Capital Corporation. The reported shares are beneficially owned by Pilgrim Bank and Thrift Fund, Inc., which is a registered investment company for which Pilgrim Investments, Inc. serves as investment adviser.

Item 8.  Identification and Classification of Members of the Group

         Not applicable
                                  Page 7 of 10

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        PILGRIM AMERICA CAPITAL CORPORATION



February 4, 1999                        By:       /s/ James M. Hennessy
  (Date)                                Name:     James M. Hennessy
                                        Title:    Executive Vice President


                                        PILGRIM GROUP, INC.



February 4, 1999                        By:       /s/ James M. Hennessy
  (Date)                                Name:     James M. Hennessy
                                        Title:    Executive Vice President


                                        PILGRIM INVESTMENTS, INC.



February 4, 1999                        By:       /s/ James M. Hennessy
  (Date)                                Name:     James M. Hennessy
                                        Title:    Executive Vice President

                                        PILGRIM BANK AND THRIFT FUND, INC.



February 4, 1999                        By:       /s/ James M. Hennessy
  (Date)                                Name:     James M. Hennessy
                                        Title:    Executive Vice President

                             Joint Filing Agreement

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of a Schedule 13G, and all amendments thereto, with respect to each holding of Pilgrim Bank and Thrift Fund, Inc. as to which such a report must be made, and that each such Schedule and all amendments thereto are made on behalf of each of them.

         IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 4th day of February, 1999.

                                        PILGRIM AMERICA CAPITAL CORPORATION


                                        By:       /s/ James M. Hennessy
                                        Name:     James M. Hennessy
                                        Title:    Executive Vice President


                                        PILGRIM GROUP, INC.


                                        By:       /s/ James M. Hennessy
                                        Name:     James M. Hennessy
                                        Title:    Executive Vice President



                                        PILGRIM INVESTMENTS, INC.


                                        By:       /s/ James M. Hennessy
                                        Name:     James M. Hennessy
                                        Title:    Executive Vice President



                                        PILGRIM BANK AND THRIFT FUND, INC.


                                        By:       /s/ James M. Hennessy
                                        Name:     James M. Hennessy
                                        Title:    Executive Vice President